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                                                                     Exhibit 4.1
                                    N2K INC.

                       COMMON STOCK SUBSCRIPTION AGREEMENT



            SUBSCRIPTION AGREEMENT, dated as of October 22, 1997 (this "Agreement"), between N2K Inc., a Delaware corporation (the "Company") and America Online, Inc., a Delaware corporation ("AOL").

            WHEREAS, AOL wishes to subscribe for and purchase, and the Company wishes to issue and sell, to AOL 169,779 shares (the "Shares")of common stock of the Company ("Common Stock") on the terms set forth herein; and

            WHEREAS, the parties originally agreed to include the Shares in the S-1 Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") in connection the Company's initial public offering, but upon review the staff of the Commission determined that the Shares could not be so registered; and

            WHEREAS, the staff of the Commission advised the Company that it could proceed to effect the purchase and sale of the Shares in the manner contemplated by the Agreement and would accept for filing a registration statement of the Company registering the re-sale of the Shares by AOL in the manner contemplated by Section 3 of the Registration Rights Agreement between the Company and AOL of even date herewith; and

            WHEREAS, both AOL and N2K desire that AOL purchase the Shares, with the same economic terms and conditions for both parties as those set forth in the letter agreement between the parties dated September 16, 1997 (the "September 16 Agreement"), prior to its amendment by letter agreement between the parties dated October 16, 1997 and to otherwise place AOL in the same position AOL would have been in had AOL purchased the Shares as contemplated by the September 16 Agreement; and

            WHEREAS, both AOL and the Company desire that the Company issue a warrant certificate to AOL for the future purchase of up to 184,736 additional shares of Common Stock (the "Warrant Certificate") in conjunction with the purchase
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of the Shares, with the same economic terms and conditions for both parties as those set forth in the September 16 Agreement and to otherwise place AOL in the same position AOL would have been in had AOL received the Warrant Certificate as contemplated by the September 16 Agreement; and

            WHEREAS, in connection therewith, the Company and AOL have agreed to enter into an agreement providing for certain registration rights for the Shares and the shares of Common Stock underlying the Warrant Certificate (the "Warrant Shares")(the "Registration Rights Agreement"); and

            WHEREAS, in connection therewith, the Company and AOL have agreed to escrow the Purchase Price (as hereinafter defined) to be paid for the Shares in a segregated account with AOL and at the time the obligation of the Company for the Repurchase of the Shares (as defined in Section VIII.1 hereof) is first available to AOL, for AOL to place the Purchase Price it holds in the segregated account and for the Company to place any additional amount necessary from time to time to fully satisfy the obligation to Repurchase the Shares (in an amount not to exceed $7,500,000))in an escrow account with a third party escrow agent and pursuant to an escrow agreement, in each case reasonably satisfactory to AOL; and

            WHEREAS, in connection therewith, AOL has agreed to enter into an agreement with the representatives of the underwriters for the Company's initial public offering restricting the sale or other disposition of the Shares for a period of 180 days, in such form as entered into by the Company's officers, directors and other holders of the Company's Common Stock (the "Lock Up Agreement");

            NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                          SUBSCRIPTION FOR COMMON STOCK

            Section I.1 The Common Stock. The Company has authorized the issuance and sale pursuant to this Agreement of the Shares and the simultaneous issuance of the Warrant Certificate to AOL. Subject to the terms and conditions of



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this Agreement, AOL hereby irrevocably subscribes for and agrees to purchase the Shares for an aggregate purchase price of $3,000,000. AOL shall not be obligated to purchase any of the Shares unless the conditions set forth in
Article III hereof shall have been satisfied or waived by AOL on or prior to the Closing Date. The Company shall not be obligated to sell any of the Shares to AOL unless the conditions set forth in Article IV hereof shall have been satisfied or waived on by the Company or prior to the Closing Date.

                                   ARTICLE II

                                     CLOSING

            The closing (the "Closing") of the transactions contemplated by this Agreement shall take place as follows:

                     (i) Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties herein set forth, the Company will sell to AOL, and AOL will purchase from the Company, at the Closing on October 22, 1997 (the "Closing Date"), 169,779 shares of Common Stock in exchange for payment of an aggregate purchase price of $3,000,000, (the "Purchase Price"), which the Company hereby authorizes and directs be held in a segregated account by AOL until such time as the Shelf Registration Statement (as that term is defined in the Registration Rights Agreement of even date herewith) is declared effective and is available for offers and sale of all Shares by AOL pursuant thereto, at which point it shall be paid to or at the direction of the Company, or until the parties agree to establish an escrow account as contemplated by the seventh recital to this Agreement in which case it shall be deposited with the escrow agent under the terms of those arrangements.

                    (ii) At the Closing, subject to the terms and conditions of this Agreement and on the basis of the representations and warranties herein set forth, the Company will deliver to, AOL or at the direction of, AOL or a representative thereof, a certificate registered in the name of AOL representing the Shares to be purchased by AOL, against payment of the Purchase Price by AOL. The Company shall also deliver simultaneously therewith the Warrant Certificate. The



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         Closing will take place at the offices where the closing of the
         Company's initial public offering is held in New York, N.Y. at 10:00 a.m., New York time, on the Closing Date.


                                   ARTICLE III

                   CONDITIONS TO OBLIGATIONS OF THE PURCHASERS

            The obligation of AOL to purchase Common Stock under this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

            Section III.1 Accuracy of Representations and Warranties. All representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

            Section III.2 Performance of Agreements; Regulatory Approvals. (i) The Company shall have performed all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                  (ii) The Company shall have executed and delivered the Registration Rights Agreement.

                  (iii) The Company shall have executed and delivered the Warrant Certificate.

                  (iv) The Company shall have obtained all corporate authorizations and approvals and all consents and approvals of regulatory bodies and authorities necessary to issue the Shares and the Warrant Certificate and to enter into and perform this Agreement, the Registration Rights Agreement and the Warrant Certificate and to consummate the transactions contemplated hereby and thereby.

            Section III.3 Consummation of IPO. The Company shall have consummated an initial public offering of Company common stock pursuant to a registration statement (Registration No. 333-33105) on Form S-1 filed with the Securities and Exchange Commission on October 15, 1997 (the



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"IPO").

            Section III.4 Delivery of Certificates. At the Closing, the Company shall deliver to AOL a certificate signed by a senior executive officer of the Company certifying as to each of the matters set forth in Sections III.1, III.2 and III.3 and the Company shall deliver all other certificates customarily delivered in transactions of this type.

            Section III.5 Opinion of Dewey Ballantine LLP. Dewey Ballantine LLP, special counsel for the Company, shall have delivered to AOL an opinion dated the Closing Date in substantially the form attached as Annex I hereto.

            If at or prior to the Closing all of the conditions of this Article III have not been satisfied, AOL may elect to waive such conditions or to be relieved of all further obligations hereunder.


                                   ARTICLE IV

                                CONDITIONS TO THE
                              COMPANY'S OBLIGATIONS

            The obligation of the Company to issue and sell the Common Stock under this Agreement is subject to the satisfaction at the Closing Date of each of the following conditions:

            Section IV.1 Accuracy of Representations and Warranties. All representations and warranties of AOL contained herein shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

            Section IV.2 Performance of Agreements. AOL shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

            Section IV.3 Payment for the Common Stock. AOL shall have delivered to the Company and the Company shall have received full payment of the Purchase Price of the Shares.



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            Section IV.4  Lock Up Agreement.  AOL shall have executed
and delivered the Lock Up Agreement.


                                    ARTICLE V

        REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

            The Company represents, warrants and covenants to AOL as of the date of this Agreement and as of the Closing Date as follows:

            Section V.1 Due Organization, Valid Existence and Authority of the Company and the Initial Subsidiaries. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. The Company has full right, power and authority to carry on its business as conducted and as proposed to be conducted. The Company has full right, power and authority to enter into this Agreement, the Registration Rights Agreement and the Warrant Certificate and perform its obligations hereunder and thereunder.

            Section V.2 Authorization and Validity of Agreements. This Agreement, the Registration Rights Agreement and the Warrant Certificate have been duly authorized and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

            Section V.3 No Conflict with Other Instruments; No Approvals Required Except as Have Been Obtained. The execution and delivery of this Agreement, the Registration Rights Agreement and the Warrant Certificate by the Company and compliance by the Company with the terms and conditions hereof and thereof, will not violate, with or without the giving of notice or the lapse of time, or both, or require any registration, qualification, approval or filing under, any provision of law, statute, ordinance or regulation applicable to the Company and will not conflict with, or require any consent or approval under, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Company under, or result in the creation of any claim, lien, charge or encumbrance upon any of the properties, assets or businesses



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of the Company pursuant to the Certificate of Incorporation or By-laws of the
Company or any order, judgment, decree, law, ordinance or regulation applicable to the Company, or any contract, instrument, agreement or restriction to which the Company is a party or by which the Company or any of its assets or properties is bound.

            Section V.4 Additional Representations and Warranties. All representations and warranties of the Company contained in that certain Underwriting Agreement, dated October 17, 1997 (the "Underwriting Agreement"), between the Company and PaineWebber Incorporated and Unterberg Harris, as representatives of the several underwriters named therein (the "Underwriters"), except those that refer specifically to the Underwriting Agreement or arrangements with the Underwriters that are not germane to the placement of the Shares (other than those related generally to the IPO), are incorporated herein by reference.

            Section V.5 Lock Up of Other Shareholders. More than 90% of the other holders of the Company's Common Stock, and all of the officers and directors of the Company, have entered into agreements with the underwriters of the IPO restricting the sale of their shares in substantially the same form as the Lock Up Agreement.

            Section V.6 Private Placement. The offer and sale of the Shares and the Warrant Certificate by the Company are being accomplished in a transaction exempt from registration under Section 5 of the Securities Act and from registration or qualification under all applicable state securities and "Blue-Sky" laws.


                                   ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES OF
                                       AOL

            AOL hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:

            Section VI.1 Due Organization, Good Standing and Authority of the Purchaser and the Founders. AOL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.



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            Section VI.2 Authorization and Validity of Agreements. This
Agreement, the Registration Rights Agreement and the Lock Up Agreement have been duly authorized, executed and delivered by AOL and, assuming the due authorization, execution and delivery by the Company, constitute valid and binding obligations of AOL enforceable against AOL in accordance with their terms.

            Section VI.3 No Conflict with Other Instruments; No Approvals Required Except as Have Been Obtained. AOL is not subject to any charter, by-law, contract or other instrument or agreement, order, judgment, decree, law, ordinance or regulation or any other restriction of any kind or character that would prevent AOL from entering into this Agreement or from consummating the transactions contemplated in accordance with the terms hereof.

            Section VI.4 Purchaser Awareness . Such Purchaser acknowledges, agrees and is aware that the Shares and the Warrant Shares have not been registered under the Securities Act or under the securities laws of any other jurisdiction, including any state of the United States. An offer or sale of the Shares or the Warrant Shares by AOL in the absence of registration under such securities laws will require the availability of an exemption thereunder. A restrictive legend in substantially the form set forth in Section VII.1 hereof shall be placed on the certificates representing the Shares and the Warrant Shares and a notation shall be made in the appropriate records of the Company indicating that the securities representing the Shares and the Warrant Shares are subject to restrictions on transfer.

            Section VI.5 Receipt of Information, Access to
Information.  AOL acknowledges that it:

                  (a) has been furnished with sufficient information regarding the Company and its prospects such that it has been able to understand and evaluate the risks of a purchase of the Company's securities;

                  (b) has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering of the Company's securities hereunder and other matters pertaining to an investment therein, has been given the



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         opportunity to obtain such additional information necessary to evaluate the merits and risks of a purchase of the securities to the extent the Company possesses such information, and has received all documents and information that it has requested relating to an investment in the securities; and

                  (c) has carefully considered and has, to the extent AOL believes such discussion necessary, discussed with its professional legal, financial and tax advisors, the suitability of an investment in the securities.


                                   ARTICLE VII

                            RESTRICTIONS ON TRANSFER

         The Shares and the Warrant Shares shall not be transferable except upon the conditions specified in this Article VII, which are intended to insure compliance with the provisions of the Securities Act in respect of the transfer of any of the Shares or Warrant Shares.

         Section VII.1 Restrictive Legends. Each certificate representing the Shares or the Warrant Shares shall (unless otherwise permitted by the provisions of this Article VII) be stamped or otherwise imprinted with a legend in substantially the following form:

            "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT IS IN EFFECT UNDER THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES OR A WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY IS PROVIDED TO THE COMPANY TO THE EFFECT THAT NO REGISTRATIONS ARE REQUIRED UNDER SUCH SECURITIES LAWS."

         Section VII.2 Notice of Proposed Transfers. (a) The holder of the Shares or Warrant Shares bearing a restrictive legend set forth in Section VII.1 above ("Restricted Common Stock"), by acceptance thereof, agrees that, unless a registration statement is in effect under the



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Securities Act and under applicable securities laws with respect to such
Restricted Common Stock or unless the transfer is pursuant to Rule 144(k), prior to any transfer or attempted transfer of such Restricted Common Stock, such holder will give the Company (i) written notice describing the proposed transfer of any Restricted Common Stock in reasonable detail, (ii) such other information about the proposed transfer of such Restricted Common Stock or the proposed transferee of such Restricted Common Stock as the Company may reasonably request and (iii) an opinion of counsel (both counsel and opinion reasonably satisfactory to the Company) to the effect that the proposed transfer of such Restricted Common Stock may be effected without registration of such Restricted Common Stock under the Securities Act and under other applicable securities laws.

            (b) If the holder of the Restricted Common Stock delivers to the Company an opinion of counsel that subsequent transfers of such Restricted Common Stock will not require registration or qualification under the Securities Act or under other applicable securities laws, the Company will or will cause the transfer agent for such Restricted Common Stock promptly (but in any event within 3 business days) after such contemplated transfer to deliver new certificates for such Restricted Common Stock that do not bear that section of the restrictive legend set forth in Section VII.1 above imposed by the Securities Act and under other applicable securities laws of any other jurisdictions. If the foregoing conditions entitling the holder to effect a proposed transfer of such Restricted Common Stock without registration under the Securities Act and under other applicable securities laws have not been satisfied, AOL shall not transfer the Restricted Common Stock, and the Company will cause the transfer agent not to transfer such Restricted Common Stock on its books or issue any certificates representing such Restricted Common Stock. Any purported transfer of Restricted Common Stock not in accordance with applicable securities laws shall be void.

            (c) The restrictions imposed by this Agreement with respect to the Securities Act and under other applicable securities laws of any other jurisdictions upon the transferability of any particular shares of Restricted Common Stock shall cease and terminate when such shares of Restricted Common Stock have been sold pursuant to an effective registration statement under the Securities Act and under other applicable securities laws or transferred



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pursuant to Rule 144 promulgated under the Securities Act. The holder of any
Restricted Common Stock as to which such restrictions shall have terminated shall be entitled to receive from the Company, without expense, a new certificate representing Common Stock that does not bear the restrictive legend set forth above imposed by the Securities Act and under other applicable securities laws of any other jurisdictions.


            (d) As used in this Agreement, the term "transfer" encompasses any sale, transfer, pledge or other disposition of any Common Stock referred to herein.


                                  ARTICLE VIII

             REPURCHASE OF SHARES AND ADDITIONAL AGREEMENTS



            Section VIII. 1 Company Obligation. The Company hereby covenants to and shall repurchase all of the Shares from AOL (the "Repurchase") as provided in this Section VIII.1 in the event that (A) the Resale Shelf Registration Statement (as that term is defined in the Registration Rights Agreement) is not declared effective within 180 days of the issuance date of the Shares (or, if earlier, by the Lock-Up Release Date (as that term is defined in the Registration Rights Agreement)), (B) if the Resale Shelf Registration Statement is declared effective, at any time during the Registration Period (as that term is defined in the Registration Rights Agreement) during which the Resale Shelf Registration Statement is not available for offers and sales of all of the Shares or (C) for any reason the purchase and sale of the Shares under this Agreement is required to be rescinded or restructured by any court or governmental or regulatory body or agency. In any such event, AOL may cause the Repurchase to occur by giving written notice to the Company that it wishes the Repurchase to occur (the "Notice"). The Company will then be obligated to cause the Repurchase to occur within five (5) days after the Notice has been given by the Company.

            Section VIII.2 Terms of the Repurchase. The Repurchase shall occur at a price payable in cash equal to the greater of the Purchase Price or the closing price of



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the Shares then held by AOL on the trading day immediately preceding the day
Notice was given.

            Section VIII.3 Escrow Arrangements. (a) The Company hereby authorizes AOL to place and hold the Purchase Price in a segregated account, as contemplated in Section II(i) of this Agreement (the "Escrow Fund"). Subject to the provisions of clause (b) of this Section VIII.3, the Company hereby further authorizes AOL to withdraw from the Escrow Fund and to pay over to itself that amount of the Escrow Fund necessary to satisfy the Company's Repurchase obligation under Section VIII.1; provided, however, that in the event the Escrow Fund is insufficient to satisfy the Company's Repurchase obligation, the Company hereby agrees that it shall immediately upon demand from AOL pay over to AOL the difference between the amount of the Company's Repurchase obligation and the Escrow Fund.

            (b) If the Shelf Registration Statement (as that term is defined in the Registration Rights Agreement) is not declared effective by the 180th day following the Closing Date (or, if earlier, by the Lock-Up Release Date), AOL shall, unless it has elected to have the Company Repurchase all of the Shares and the Company has fully completed such Repurchase, transfer the Escrow Fund to an escrow agent reasonably satisfactory to AOL in accordance with the terms of the escrow agreement (which shall be reasonably satisfactory to AOL) entered into by AOL and the Company and the disposition of the Escrow Fund shall thereafter be governed exclusively by the terms and provisions of the escrow agreement. The parties hereto agree that the escrow agreement shall provide that the Company shall under certain circumstances be required to deliver an additional sum into the Escrow Fund on the 180th day following the Closing Date and may further be required to deliver additional sums into the Escrow Fund at certain times thereafter. If the Shelf Registration is declared effective by the 180th day following the Closing Date and is available for the offer and sale of all of the Shares, AOL shall pay the Escrow Fund amount to or at the direction of the Company, subject to the provisions of Section VIII.3(d).

            (c) In the event AOL and the Company have not entered into an escrow agreement with an escrow agent on or prior to the 180th day following the Closing Date and the Shelf Registration Statement is not then declared effective, the Company shall be required to deliver additional funds to


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AOL as additional security for its Repurchase obligations under this Agreement, which additional funds shall be placed by AOL in the segregated account and become part of the Escrow Fund.

            (d) In the event that the Shelf Registration Statement is declared effective but is not thereafter at any time during the Shelf Registration Period available for offers and sales of all the Shares, the Company agrees to deposit with the escrow agent or AOL if there is no escrow agent an amount, subject to paragraph (e) below, necessary to satisfy the Repurchase obligation but only for such period that the Shelf Registration Statement is not available. If the Shelf Registration Statement is not available solely due to the failure of AOL to provide information reasonably required therefor, no escrow or deposits will be due under this section until AOL supplies such information.

            (e) Subject to the provisions of clause (f) of this Section VIII.3, at all times while the Escrow Fund is required to be maintained under this
Section VIII (the "Escrow Maintenance Period"), the Company shall be required to deposit such additional sums in the manner provided in this clause (e) into the Escrow Fund as is required to maintain the aggregate value of the Escrow Fund, measured as of the last business day of each calendar month during the Escrow Maintenance Period, equal to the value of the Shares then held by AOL based on the Average Trading Price (as hereinafter defined) measured as of each such day. The Company shall deposit such additional funds in the Escrow Fund on the last business day of each month during the Escrow Maintenance Period in the form of additional cash and/or an additional amount under an irrevocable letter of credit in favor of AOL in form and substance satisfactory to AOL. Subject to the provisions of clause (f) of this Section VIII.3, if, as of the last business day of any calendar month during the Escrow Maintenance Period, the aggregate value of the Escrow Fund is in excess of the value of the Shares then held by AOL based on the Average Trading Price, the escrow agent or AOL, as the case may be, within five (5) business days thereafter, shall promptly release and return such excess amounts to the Company (in the form requested by the Company)(subject to subsequent re-funding of additional amounts by the Company as provided above). As used herein, the "Average Trading Price" shall mean, as of the date of determination, the average closing price per



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share of the Shares on the Nasdaq National Market for the twenty (20)
consecutive trading days ending on the trading day immediately preceding the last business day of such month, as reported in The Wall Street Journal.

            (f) In the case of clauses (b),(c),(d)and (e) of this Section, in no event shall the Escrow Fund be less than $3,000,000 nor more than $7,500,000.

            Section VIII.4 Indemnification. The Company shall indemnify, defend and hold harmless AOL, its directors, officers, underwriters, or any other person acting on behalf of AOL and each other person, if any, who controls any of the foregoing persons, against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any of the representations, warranties, covenants or agreements of the Company herein.

            Section VIII.5. Same Position. The parties hereby agree that the intent of this Agreement is to provide the same economic terms and conditions to both the Company and AOL as those set forth in the Letter Agreement dated September 16, 1997 between AOL and the Company (the "Letter Agreement") and to otherwise place AOL in the same position AOL would have been in had AOL purchased the Shares and the Warrant Certificate as contemplated by the Letter Agreement prior to giving effect to any amendment of such Letter Agreement. In connection therewith, the Company shall take all actions necessary in the reasonable judgment of AOL to provide AOL with all rights, privileges and benefits as it would have had had AOL purchased the Shares as contemplated by the Letter Agreement (prior to giving effect to any amendment thereto). The Company agrees to modify this Agreement or any other agreement contemplated hereby or to enter into any additional agreements as AOL shall reasonably determine necessary to effectuate the foregoing.

            Section VIII.6. Special Covenants of Company. At all times prior to the second anniversary of the Expiration Date (as defined in the Warrant Certificate), so long as such Warrant Shares are outstanding, the Company shall deliver to the Holder:

            (a)   Financial Reporting: Business Information.



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                  (i) Monthly Financial Statements -- prior to the date (the
            "IPO Date") the Company first offers for sale its Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, as soon as practicable after the end of each monthly fiscal period in each fiscal year of the Company, and in any event within 30 days thereafter:

                        (A) a consolidated balance sheet as at the end of such month;

                        (B) a consolidated income statement for such month and
                  for the portion of such fiscal year ending with such month;
                  and

                        (C) consolidated statements of changes in stockholders'
                  equity and cash flows for such month and for the portion of such fiscal year ending with such month;

            for the Company, setting forth in each case in comparative form the figures for the corresponding month in the previous fiscal year of the Company, all in reasonable detail, and certified by a senior officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its results of operations and cash flows (subject to changes resulting from year-end adjustments);

                  (ii) Post Initial Public Offering Information -- from and
            after the IPO Date, promptly upon their becoming available, a copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally, and of each regular or periodic report (including, without limitation, each Form 10-Q and Form 10-K) and any registration statement, prospectus or written communication (other than transmittal letters), and each amendment thereto, in respect thereof filed by the Company with, or received by the Company in connection therewith from, the National Association of Securities Dealers, any securities exchange or the Securities and Exchange Commission or any successor agency; and



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                  (iii) Annual Financial Statements - in the event that the IPO
            Date does not occur before March 31, 1998, as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter,

                              (i)   consolidated balance sheets as at
                            the end of such year, and

                              (ii)   consolidated statements of income,
                        changes in shareholders' equity and cash flows for such year,

            for the Company and its consolidated subsidiaries, setting forth in comparative form the financial statement for the previous fiscal year, all in reasonable detail and accompanied by an audit report thereon of independent certified public accountants of recognized national standing, which report shall state without qualification (including, without limitation, qualifications related to the scope of the audit, the compliance of the audit with generally accepted auditing standards, or the ability of the Company or a material subsidiary thereof to continue as a going concern), that such financial statements have been prepared and are in conformity with GAAP.

                  (iv) Requested Information -- with reasonable promptness, such other data and information as from time to time may be reasonably requested by the Holder.

            (b) Inspection. The Company will permit officers and designated representatives of the Holder, at the expense of the Company at any time when an Event of Default exists, and otherwise at the expense of the Holder, to visit and inspect any of its properties, and to examine its books of account and to make copies and extracts therefrom, and discuss its affairs, finances and accounts with, and be advised as to the same by, its officers and its independent accountants (and by this provision the Company authorizes said accountants to discuss the finances and affairs of the Company), all upon reasonable notice and at such reasonable times and intervals and to such reasonable extent as the Holder may reasonably request.

                                   ARTICLE IX


            Section IX.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder and the provisions of
Article V and Article VI of this Agreement shall survive the Closing. The parties have made no representations or warranties other than those that are expressly set forth in this Agreement.

            Section IX.2 Entire Agreement. This Agreement (including the Schedules, Exhibits and Annexes hereto), together with the Registration Rights Agreement, the Warrant Certificate and the Lock Up Agreement to which any of the parties hereto are parties, constitutes the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

            Section IX.3 Severability. Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, unenforceability or legality of such provision in any other jurisdiction.

            Section IX.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, and their respective successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            Section IX.5 Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by the parties hereto. The parties, however, agree to use their respective best efforts to negotiate any amendments or supplemental agreements that may be necessary or advisable to reflect the transactions contemplated by this Agreement and to provide AOL with the benefits reflected in the recitals to this Agreement.

            Section IX.6 Expenses. The Company shall pay all reasonable fees and expenses, including reasonable attorney's fees, incurred by AOL in connection with this Agreement and the other agreements and transactions contemplated hereby but not any of AOL's other expenses, including attorney's fees, in connection with any other negotiations, agreements, and understandings (i) occurring prior to October 16, 1997 or (ii) not directly related to the Purchase of the Shares.

            Section IX.6 Headings. The Articles and Section headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

            Section IX.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

            Section IX.8 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of New York without giving effect to the principles of conflicts of laws thereof.

            Section IX.9 Remedies. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

            Section IX.10 Notices and Payment. (a) All notices, requests, demands and other communications hereunder shall be in writing and, except to the extent otherwise provided in this Agreement, shall be deemed to have been duly given if delivered by same day or next day courier or mailed, registered mail, return receipt requested, or transmitted by telegram, telex or facsimile
(i) if to AOL, 22000 AOL Way, Dulles, Virginia 20166, Attention: David Colburn and the General Counsel, and to Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, NY 10103, Attention: Martin H. Levenglick and (ii) if to the Company, 55 Broad Street, New York, NY 10004, Attention: Jonathan V. Diamond with a copy to Dewey

Ballantine LLP, 1301 Avenue of the Americas, New York, NY
10019, Attention: Frank E. Morgan, II or such other address as the Company may have furnished to AOL in writing. A notice hereunder shall be deemed to have been given on the day such notice is sent or transmitted; provided, however, that if such notice is sent by next-day courier it shall be deemed to have been given the day following sending and, if by registered mail, five days following sending.

      (b) Unless otherwise provided in this Agreement, payments hereunder shall be made by wire transfer of immediately available funds.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     COMPANY:

                                     N2K INC.



                                     By: /s/ Jonathan V. Diamond
                                        -------------------------
                                        Name: Jonathan V. Diamond
                                        Title: Vice Chairman



                                     PURCHASER:

                                     AMERICA ONLINE, INC.


                                     By: /s/ David M. Colburn
                                         -------------------------
                                         Name: David M. Colburn
                                        Title:Senior Vice President

                                     ANNEX I

                       [Form of Dewey Ballantine Opinion]